Exhibit 10.13

EIGHTH AMENDMENT TO LEASE

This Eighth Amendment to Lease ("Amendment") is made this 5th day of June, 2025, between GIP BOULDER FLEX PROPERTY OWNER, LLC, a Delaware limited liability company ("Landlord"), and ENCISION INC, a Colorado corporation ("Tenant").

WHEREAS, Landlord's predecessor-in-interest(s) and Tenant entered into a Lease Agreement dated June 3, 2004, as amended on November 20, 2006, March 26, 2009, May 18,

2011, November 7, 2013, November 9, 2017, April 1, 2020, and August 28, 2023 (collectively, the "Lease," to which reference should be made for all capitalized terms not otherwise herein defined), pertaining to the Premises commonly known as 6797 Winchester Circle, Boulder, Colorado 80301, the present square footage of which is 29,000 rentable square feet, commonly referred to as Suites A, B, C, and D.

WHEREAS, Landlord and Tenant desire to enter into this Amendment to provide for an extension of the Term, as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Term. The Term is hereby extended for an additional period of twelve (24) months, commencing on November 1, 2026, and ending on October 31, 2028 ("Extended Term"), unless earlier terminated in accordance with the Lease. Tenant accepts the Premises in its "as is" condition for the Extended Term and Landlord shall have no obligation to make or pay for any improvements to the Premises. All terms and conditions of the Lease shall continue to apply during the Extended Term, as herein modified. Landlord and Tenant acknowledge and agree that Tenant has no further rights or options to extend or renew the Lease.

2. Monthly Base Rent. Commencing November 1, 2026, and continuing through the Extended Term, Tenant shall pay monthly Base Rent in the following amounts during the following time periods:

Period	Annual SF Rate	Monthly Base Rent (not including NNN and utilities
11/01/2026-10/31/2027	$16.50/SF	$39,875.00/Mo
11/01/2027-10/31/2028	$17.00/SF	$41,083.33/Mo

During the Extended Term, Tenant shall continue to pay Operating Expenses and all other amounts due and owing by Tenant under the Lease, in addition to the monthly Base Rent as provided above.

Landlord shall have the right to require Tenant to make payments by electronic wire transfer or ACH payment upon notice thereof to Tenant. In such event, Landlord shall provide notice to Tenant with instructions and requirements for payments by Tenant to Landlord and Tenant shall

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make all payments thereafter in accordance with such instructions. Tenant shall also provide to Landlord such information and execute and deliver such authorizations and other documents as are reasonably necessary from time to time to initiate and perform such payments by wire transfer or debit entries from Tenant's designated deposit account to Landlord's designated deposit account.

3.	Tenant Improvement Allowance.

(a) Following the commencement date of the Extended Term, Landlord shall pay up to One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) ("Tenant Improvement Allowance") towards the cost of tenant improvements to the Premises ("Tenant Improvements") made by Tenant. In addition, if Tenant installs new building standard carpet (reasonably approved by Landlord) in the Premises as part of the Tenant Improvements, then Landlord shall reimburse Tenant for the reasonable out-of-pocket cost for such new carpet ("New Carpet Allowance"). Tenant's construction of Tenant Improvements shall be subject to the terms and conditions of the Lease (including, without limitation, Section 11 thereof). Tenant shall pay all other costs and expenses of the Tenant Improvements. Landlord shall disburse the Tenant Improvement Allowance and/or the New Carpet Allowance, if applicable, to Tenant during the Extended Term at such time as Landlord determines that Tenant has satisfied the following requirements: (i) Tenant shall provide written notice to Landlord at least thirty (30) days prior to the requested date of such disbursement; (ii) the Tenant Improvements have been fully completed by Tenant (including, without limitation, obtaining a Certificate of Completion (AIA Form G704) certified by the general contractor and Tenant, and, if applicable, issuance of a final certificate of occupancy from the applicable governmental authority); (iii) there shall be no default by Tenant under the Lease and there shall have been no mechanic·s lien recorded or asserted against Tenant or the Premises with respect to the Tenant Improvements; (iv) Tenant shall have furnished to Landlord mechanic's lien waivers from the contractors, subcontractors and suppliers as to the payment, work and supplies related to the Tenant Improvements, in form and substance reasonably satisfactory to Landlord; and (v) if applicable, Tenant has delivered to Landlord a set of field record drawings and specifications reflecting as-built conditions. Tenant's request for disbursement of the Tenant Improvement Allowance and the New Carpet Allowance, if applicable, must be provided to Landlord with all work complete and all other conditions for such disbursement satisfied prior to October 31, 2027, and any undisbursed portion, less any pending requests, shall be forfeited without payment, refund or credit, unless Tenant has timely made an Allowance Rent Credit Election prior to such date as provided below.

(b) In lieu of applying the Tenant Improvement Allowance to the cost of Tenant Improvements during the Extended Term, at any time after the execution of this Amendment, Tenant shall have the right to elect to use the Tenant Improvement Allowance as a credit against monthly Base Rent by providing written notice thereof to Landlord ("Allowance Rent Credit Election"). If Tenant makes the Allowance Rent Credit Election, and provided there is no default by Tenant under the Lease, Landlord shall apply the Tenant Improvement Allowance as a credit against monthly Base Rent commencing with the first full calendar month after Landlord receives the Allowance Rent Credit Election.

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4 .Landlords Maintenance. Effective as of November 1, 2026, and continuing through the Extended Term, Landlord's maintenance and repair obligations under the Lease shall be amended to include the maintenance, repair and replacement (if required) of the underground sewer pipes and lines located within the Premises; provided, however, Landlord shall not be obligated to repair or replace any damage caused by the negligence or willful misconduct of Tenant or its agents, employees, contractors or invitees, which repair and/or replacement shall be performed by Tenant at the sole cost and expense of Tenant.

5. Future Relocation. If Landlord or any of its affiliates acquires other office, industrial or flex buildings in or around the Boulder metropolitan area (each an "Alternative Building"), and Tenant desires to relocate to an Alternative Building, Tenant may provide written notice thereof to Landlord. Thereafter, Landlord (or its affiliate that owns such Alternative Building) and Tenant shall cooperate and work together in good faith to determine what leasable space that Tenant requires, the available space within such Alternative Building, and the other terms and conditions of such relocation. If Landlord (or its affiliate that owns such Alternative Building) and Tenant are not able to agree upon the terms and conditions of such relocation, in their respective sole and absolute discretion, neither party shall have any liability to the other party in connection therewith, Tenant shall have no right to terminate the Lease and the Lease (as herein modified) shall remain in full force and effect. If the parties reach an agreement on the terms and conditions of such relocation as provided above, Landlord and Tenant shall enter into an amendment to the Lease memorializing the terms and conditions thereof, and Landlord (or its affiliate that owns such Alternative Building) and Tenant shall enter into a new lease with respect to the selected leasable space in such Alternative Building.

6. Confidentiality. The terms and conditions of the Lease (as herein amended) constitute proprietary information of Landlord that Tenant covenants and agrees to keep strictly confidential. Tenant acknowledges that the disclosure of such information would adversely affect Landlord's ability to negotiate other leases and impair Landlord's relationship with other tenants. Tenant covenants and agrees that neither Tenant nor its employees or agents will directly or indirectly disclose the base rental, or other terms and conditions of the Lease (including this Amendment) to any other tenant or prospective tenant of Landlord or any landlord related to Landlord, or to any other person or entity, other than Tenant's employees and agents who have a legitimate need to know such information (and who Tenant will also require to keep the same in confidence). This provision will survive the expiration or earlier termination of the Lease.

7. Force and Effect. As herein modified, the Lease shall remain in full force and effect in accordance with the terms and conditions thereof. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8. Counterparts/Electronic Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute the binding and enforceable agreement of the parties hereto. This Amendment may be executed and delivered by a party by facsimile or email transmission, which transmission copy shall be considered an original and shall be binding and enforceable against such party. Landlord and Tenant acknowledge and agree that electronic signatures used for the execution of this Amendment shall be valid, binding and enforceable against such party.

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